Exhibit 10.12

[LOGO OF ADVANCE AMERICA]

July 23, 2003

Mr. John I. Hill

24 Collins Ridge Drive

Greenville, SC 29607

Dear John:

I want to thank you for your dedication and effort in striving to reach the company's goals since you joined Advance America (the "Company'') as its Executive Vice President and Chief Financial Officer on December 31, 2001. As you know, your contributions have positively impacted the company. With your second anniversary quickly approaching, the Board of Directors has agreed to offer you an incentive bonus award to continue in your capacity as an officer of the Company through your fifth anniversary of employment.

In consideration of your continuing contributions to the Company and upon your acceptance of the terms of this letter, the Company agrees to pay you a lump sum of Five Hundred Thousand Dollars ($500,000.00) ("Lump Sum''), which shall become due and payable thirty (30) days following the fifth anniversary date of your employment or January 31, 2007. In order to receive this Lump Sum payment, you must be continuously employed by the Company through January 1, 2007.

For the purpose of death or disability, one fifth (1/5) of the Lump Sum due, or One Hundred Thousand Dollars ($100,000), will vest on each anniversary date of being employed with the Company. If death or disability occurs, the Company will pay the vested sum upon being supplied with proper certification and/or determination to the Company. A "Disability'' shall occur when you, as an employee, shall be unable, by reason of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform the essential job functions of your position, whether with or without reasonable accommodation by the Company, in substantially the manner and to the extent required by the Company prior to the commencement of such Disability, for a continuous period of 90 days in any 180-day period.

In the event of a change of control of the Company, which shall be defined as a sale or other transfer of the majority of the stock of the Company, the Lump Sum shall be accelerated and shall become due and payable within thirty (30) days of the closing of such sale or transfer.

All compensation payable to you under the terms of this letter is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

If you agree to the terms of this letter, please acknowledge your agreement and acceptance by signing below and returning one copy of this letter to me.

Sincerely,

/s/ William M. Webster, IV
William M. Webster, IV
Chief Executive Officer

Accepted and Agreed to:

By:		Date:
John I. Hill